Exhibit 10.1

EXECUTION VERSION

THIS INSTRUMENT AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND ANY LIENS OR OTHER SECURITY INTERESTS SECURING SUCH RIGHTS AND OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF NOVEMBER 16, 2010, BY AND AMONG THE SUBORDINATED CREDITORS IDENTIFIED THEREIN AND GENERAL ELECTRIC CAPITAL CORPORATION IN ITS CAPACITY AS AGENT FOR CERTAIN LENDERS (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, “SENIOR CREDITOR AGENT”), TO CERTAIN INDEBTEDNESS, RIGHTS, AND OBLIGATIONS OF HELICOS BIOSCIENCES CORPORATION TO SENIOR CREDITOR AGENT AND SENIOR CREDITOR (AS DEFINED THEREIN) AND LIENS AND SECURITY INTERESTS OF SENIOR CREDITOR AGENT SECURING THE SAME ALL AS DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER AND TRANSFEREE OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SUBORDINATED SECURED NOTE PURCHASE AGREEMENT

THIS SUBORDINATED SECURED NOTE PURCHASE AGREEMENT (“Agreement”), is made as of November 16, 2010 (the “Effective Date”), by and among HELICOS BIOSCIENCES CORPORATION, a Delaware corporation (the “Company”), and each of the purchasers named on the Schedule of Purchasers attached hereto as Schedule 1 (the “Schedule of Purchasers”) as a “Purchaser” (each individually a “Purchaser,” and collectively the “Purchasers”).

WHEREAS, the Company requires additional funds in order to fund its operations;

WHEREAS, the Company desires to issue and sell the Notes to the Purchasers, and the Purchasers desire to purchase the Notes from the Company, as set forth herein and in the Notes; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Purchasers shall enter into the Security Agreement and the other Transaction Documents;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.             DEFINITIONS.

1.1          “Additional Committed Loan Closing” or “Additional Committed Loan Closings” shall have the meanings ascribed to such terms in Section 2.1(b)(ii).

1.2          “Additional Discretionary Loan Closing” or “Additional Discretionary Loan Closings” shall have the meanings ascribed to such terms in Section 2.1(b)(iii).

1.3          “Affiliate” shall mean, with respect to any person, (a) each person that, directly or indirectly, owns or controls 5% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such person, and (b) each person that controls, is controlled by or is under common control with such person.

1.4          “Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

1.5          “Business Day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in Boston, Massachusetts are required or authorized to be closed.

1.6          “Change in Control” shall mean (i) any of the chief executive officer or the chief financial officer of Company as of the date hereof shall cease to be involved in the day to day operations or management of the business of Company, and a successor or interim successor of such officer is not appointed within 180 days of such cessation or involvement, (ii) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of more than forty percent (40%) of the voting power of the voting stock of Company by way of merger or consolidation or otherwise, (iii) beginning on the earlier of 5 days following the next annual meeting of the shareholders of the Company or June 30, 2011, during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Company (together with any new directors whose election by the board of directors of Company or whose nomination for election by the stockholders of Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (iv) Company ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries.

1.7          “Closing” or “Closings” shall mean the Initial Loan Closing, the Additional Committed Loan Closings and the Additional Discretionary Loan Closings, as applicable.

1.8          “Collateral” shall have the meaning ascribed to such term in the Security Agreement.

1.9          “Commitment Termination Date” shall have the meaning ascribed to such term in Section 2.1(b).

1.10        “Company” shall have the meaning ascribed to such term in the preamble to this Agreement.

1.11        “Contingent and Contractual Arrangements” means any contingent fee agreement or contractual obligation of the Company consented to by the Majority Purchasers in their sole discretion.

1.12        “Default” shall mean any event or condition, which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

1.13        “Future Convertible Debt Issuance” shall mean any sale by the Company of debt securities convertible into equity securities of the Company taking place on or following the Effective Date.

1.14        “Future Round” shall mean any sale by the Company of its equity securities taking place on or following the Effective Date other than to employees, directors, consultants or advisors of the Company pursuant to an equity incentive plan approved by the Company’s board of directors and stockholders.

1.15        “GAAP” shall mean generally accepted accounting principles consistent with those from time to time adopted by the Financial Accounting Standards Board, or its predecessor.

1.16        “Initial Loan Closing” shall have the meaning ascribed to such term in Section 2.1(b)(i).

1.17        “Intellectual Property” shall have the meaning ascribed to such term in the Security Agreement.

1.18        “Intercreditor Agreement” shall mean that certain Subordination and Intercreditor Agreement, dated as of the date hereof, entered into among the Purchasers and the Senior Agent, as the same may amended, restated and otherwise in effect from time to time.

1.19        “Loan” shall have the meaning ascribed to such term in Section 2.1(a)(i).

1.20        “Loan Closing” shall have the meaning ascribed to such term in Section 2.1(b)(iii).

1.21        “Loan Party” means the Company.

1.22        “Majority Purchasers” shall mean either (i) at least one of the Purchasers affiliated with Flagship Ventures and one of the Purchasers affiliated with Atlas Venture, or (ii) the holders of at least two-thirds of the aggregate outstanding principal amount of all the Notes.

1.23        “Management Incentive Plan” shall mean any management incentive plan approved by the Company’s board of directors and consented to by the Majority Purchasers in their sole discretion.

1.24        “Material Adverse Effect” shall mean any material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Company, individually, or the Loan Parties, collectively, (b) the ability of a Loan Party to perform any of its obligations under any Transaction Document to which it is a party, (c) the legality, validity or enforceability of any Transaction Document, (d) the rights and remedies of the Purchasers under any Transaction Document or (e) the validity, perfection or priority of any lien in favor of the Purchasers on any of the Collateral.

1.25        “Maturity Date” shall have the meaning ascribed to such term in Section 2.1(c).

1.26        “New Equity Offering” shall have the meaning ascribed to such term in Section 5.3.

1.27        “Notes” shall mean the subordinated secured promissory notes issued to the Purchasers pursuant to Section 2.1, in substantially the form attached hereto as Exhibit A.

1.28        “Obligations” shall mean (a) the obligation of the Loan Parties to pay the Purchasers all of the unpaid principal amount of, and accrued interest on (including any and all amounts which would become due but for the operation of the automatic stay pursuant to 11 U.S.C. § 502(b) and § 506(b)), the Notes, this Agreement, and the other Transaction Documents and (b) the obligation of the Loan Parties to pay any fees, costs and expenses of the Purchasers under the Notes, this Agreement or any other Transaction Document (including any and all amounts which would become due but for the operation of the automatic stay pursuant to 11 U.S.C. § 502(b) and § 506(b))

1.29        “Pro Rata Portion” shall mean the percentage set forth in the column titled “Pro Rata Portion” opposite each such Purchaser’s name on the Schedule of Purchasers.

1.30        “Purchasers” shall have the meaning ascribed to such term in the preamble to this Agreement.

1.31        “Risk Premium Agreement” shall mean that certain Risk Premium Payment Agreement, dated as of the date hereof, by and among the Company and the Purchasers, and in substantially the form attached as Exhibit D, as the same may be amended, restated and otherwise in effect from time to time.

1.32        “Schedule of Purchasers” shall have the meaning ascribed to such term in the preamble to this Agreement.

1.33        “Security Agreement” shall mean the Security Agreement, dated as of the date hereof, by and among the Company and the Purchasers, and in substantially the form attached as Exhibit B, as the same may be amended, restated and otherwise in effect from time to time.

1.34        “Senior Agent” means General Electric Capital Corporation, as agent for the Senior Lenders.

1.35        “Senior Debt” shall have the meaning ascribed to such term in the Intercreditor Agreement.

1.36        “Senior Debt Documents” shall have the meaning ascribed to such term in the Intercreditor Agreement.

1.37        “Senior Facility” means that certain Loan and Security Agreement, dated as of December 31, 2007, entered into between the Company, as borrower, the Senior Agent and the Senior Lenders, and the other parties or persons, if any, who are or become parties thereto as guarantors, as amended by that certain First Amendment to Loan and Security Agreement and Post-Closing Obligations Letter dated as of February 14, 2008, as amended by that certain Second Amendment to Loan and Security Agreement, dated as of June 27, 2008, by and among the Company, the Senior Agent and the Senior Lenders, as amended by that certain

Waiver and Third Amendment to Loan and Security Agreement, dated as of December 29, 2008, by and among the Company, the Senior Agent and the Senior Lenders, and as amended by the Senior Facility Fourth Amendment, in each case as the foregoing may be amended, restated, refinanced or replaced from time to time.

1.38        “Senior Facility Fourth Amendment” means that that certain Waiver, Consent and Fourth Amendment to Loan and Security Agreement, dated as of the date hereof, by and among the Company, the Senior Agent and the Senior Lenders.

1.39        “Senior Lenders” shall mean the “Lenders” under the Senior Facility Agreement.

1.40        “Securities Act” shall mean the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.41        “Subsidiary” shall have the meaning ascribed to such term in Section 4.1.

1.42        “Transaction Documents” shall mean this Agreement, the Notes, the Risk Premium Agreement and the Security Agreement, together with all other documents, agreements or instruments executed or delivered in connection with any of the foregoing.

2.             LOANS; CLOSINGS.

2.1          Loans.

(a)           Loans.

(i)            Subject to the terms and conditions hereof including the conditions set forth in Schedules 2.1(b)(i), 2.1(b)(ii) and 2.1(b)(iii) as applicable, the Company shall issue, and the Purchasers shall purchase from the Company Notes in an aggregate original principal amount not to exceed $2,000,000.04 (the “Aggregate Committed Note Amount”) in accordance with following schedule (such Notes being referred to as the “Committed Notes”): (A) at the Initial Loan Closing which shall occur on November 16, 2010, Committed Notes having an aggregate original principal amount of $333,333.34, and (B) on the date that is ten (10) days following delivery by the Company to the Purchasers of a Notice (as defined below), or, with respect to each such date, on one or more other dates as may be agreed between the Company and the Majority Purchasers.  In addition, after a Purchaser has issued its Pro Rata Portion of the Aggregate Committed Note Amount in accordance with the prior sentence, subject to the terms and conditions hereof, the Company may request that a Purchaser purchase additional Notes from the Company under this Agreement (such Notes being referred to as the “Discretionary Notes”) in an aggregate original principal amount not to exceed such Purchaser’s Pro Rata Portion of $1,999,999.96 (the “Aggregate Discretionary Note Amount” and together with the Aggregate Committed Note Amount, the “Aggregate Note Amount”), and each Purchaser shall have the right (in its full and absolute discretion), but not the obligation, to purchase its Pro Rata Portion of the Discretionary Notes which the Company requests to be issued at such applicable Additional Closing.  To the extent that a Purchaser has determined (with respect to any Discretionary Notes) or is committed (with respect to any Committed Notes), in response to any request by the Company, to purchase Notes at a Loan Closing, and subject to the terms and conditions hereof, including, without limitation, the conditions set forth in Schedules 2.1(b)(i), 2.1(b)(ii) and 2.1(b)(iii), as applicable, the Company will issue and sell to the applicable Purchasers, and such Purchasers will purchase from the Company, Notes in an aggregate original principal amount not to exceed the Aggregate Discretionary Note Amount or the Aggregate Committed Note Amount, as applicable (such purchases of Notes being referred to as the “Loans”).  The Aggregate Note Amount for all Purchasers for all Loans shall not exceed $4,000,000 in the aggregate, or each Purchaser’s Pro Rata Portion of the Aggregate Committed Note Amount or the Aggregate Discretionary Note Amount, as applicable.

(ii)           The purchase price for the Notes shall be paid by the Purchasers by wire transfer of immediately available funds.  Each Purchaser’s obligations hereunder are several and not joint, and accordingly the failure of any Purchaser to purchase Notes hereunder will not increase the obligations of any other Purchaser.

(b)           Loan Closings.

(i)            Initial Loan Closing.  The initial closing (the “Initial Loan Closing”) of the sale by the Company of Notes and the purchase by the Purchasers of Notes shall occur on the Effective Date, at which time each Purchaser shall purchase from the Company a Committed Note in the original principal amount of its Pro Rata Portion of $333,333.34 (for an aggregate amount from all Purchasers of $333,333.34), which Initial Loan Closing shall be held via the remote exchange of documents on the date hereof.

(ii)           Additional Committed Loan Closings.  One or more additional Closings (each an “Additional Committed Loan Closing” and together, the “Additional Committed Loan Closings”) of the sale by the Company of Committed Notes and the purchase by the Purchasers of Committed Notes issued by the Company shall be held via the remote exchange of documents on such dates occurring on or before the earlier to occur of (i) December 31, 2012 and (ii) the occurrence of any event described in Section 7.1(f) of this Agreement (such earlier date being referred to as the “Commitment Termination Date”) as the Company shall request in written notices (each, a “Notice”) (which shall indicate the aggregate principal amount of additional Notes the Company requests to issue at such Additional Committed Loan Closing) to be delivered to the Purchasers at least ten (10) days prior to the proposed date of each such Additional Committed Loan Closing; provided that (i) the Notes to be issued pursuant to Section 2.1(a)(i)(B) shall be Committed Notes (and their issuance shall reduce the remaining amount of the commitment to issue Committed Notes on a dollar for dollar basis), shall be in an aggregate original principal amount of $333,333.34 with respect to each such Additional Committed Loan Closing, and shall be issued no more frequently than once per calendar month or on such other dates as may be agreed between the Company and the Majority Purchasers), (ii) the aggregate amount of Notes purchased by any Purchaser shall not exceed $1,000,000.02 for the Committed Notes, (iii) no Committed Notes shall be issued at any Additional Committed Loan Closing unless the conditions to Additional Committed Loan Closings set forth on Schedule 2.1(b)(ii) attached hereto have been fulfilled (or waived by all the Purchasers).

(iii)          Additional Discretionary Loan Closings.  One or more additional Closings (each an “Additional Discretionary Loan Closing” and together, the “Additional Discretionary Loan Closings”) of the sale by the Company of Discretionary Notes and the purchase by the Purchasers of Discretionary Notes issued by the Company shall be held via the remote exchange of documents on such dates occurring on or before the Commitment Termination Date as the Company shall request in a Notice to be delivered to the Purchasers at least ten (10) days prior to the proposed date of each such Additional Discretionary Loan Closing; provided that (i) no Discretionary Notes shall be issued to any Purchaser unless and until

Committed Notes have been issued to such Purchaser in an aggregate original principal amount of such Purchaser’s Pro Rata Portion of the Aggregate Committed Note Amount and there is no further obligation to issue any Committed Notes, (ii) the aggregate amount of Notes purchased by any Purchaser shall not exceed $999,999.98 for the Discretionary Notes (iii) no Purchaser shall have any obligation to purchase any Discretionary Notes, (iv) no Discretionary Notes shall be issued at any Additional Discretionary Loan Closing unless the conditions to Additional Discretionary Loan Closings set forth on Schedule 2.1(b)(iii) attached hereto have been fulfilled (or waived by the Purchasers), and (vi) Discretionary Loan Closings shall occur no more frequently than once in any calendar month.  The Initial Loan Closing, the Additional Committed Loan Closings and the Additional Discretionary Loan Closings are each sometimes referred to herein as a “Loan Closing” and collectively, as the “Loan Closings.”

(iv)          Transactions at Each Closing.  At each Closing, the Company shall issue and the Purchasers shall purchase, on a several and not joint basis, the amount of Notes as provided in Section 2.1 hereof (but in any event, at each Closing on the purchase and sale of a Committed Note, including at the Initial Loan Closing, the aggregate amount of Notes to be issued at such Closing shall not exceed $333,333.34, and with respect to the purchase and sale of all Notes, the aggregate original principal amount shall not exceed $4,000,000).  At each Closing, the Company shall issue to each Purchaser a Note representing the principal amount of the Note issued to such Purchaser at such Loan Closing.

(c)           Loan Term; Interest; Repayment; No Prepayment.

(i)            Loan Term.  The term of each Note will begin on date of issuance of the applicable Note and will be due and payable, subject to the terms and conditions of the Intercreditor Agreement, on the earliest to occur of (i) demand of the Majority Purchasers, which demand shall not be earlier than December 31, 2012, (ii) the Company receiving at least $10,000,000 of proceeds from a Future Round, (iii) a Change in Control, or (iv) a Default or Event of Default shall have occurred and be continuing that either automatically triggers, or pursuant to which Senior Agent or any of the Senior Lenders shall have commenced either (x) the acceleration of the Senior Debt or (y) the taking of any action to setoff against, sweep, or otherwise exercise any rights or remedies against any deposit account or securities account of the Company (such earliest date being the “Maturity Date”).

(ii)           Repayment.  The Company will repay each Note plus all accrued and unpaid interest thereon on the Maturity Date.  At least three (3) Business Days prior to any repayment of the principal amount of any Note and/or any accrued and unpaid interest thereon (other than at the Maturity Date), the Company shall provide the Purchaser holding such Note with written notice of such repayment.

(iii)          Interest.  Interest on each Note will accrue from the date of issuance of such Note at a fixed per annum rate of interest equal to ten percent (10.0%), and be compounded quarterly.  All computations of interest and fees calculated on a per annum basis shall be made by the Purchaser holding such Note on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Purchaser holding such Note and shall be conclusive, binding and final for all purposes, absent manifest error.

(iv)          No Prepayment.  The principal amount of any Note and all accrued and unpaid interest thereon and any and all other sums payable to the Purchaser holding such Note may not be prepaid prior to the Maturity Date without the consent of the Majority Purchasers.

(d)           Conversion.

(i)            Each Purchaser has the right, at its option, in connection with any Future Round, to convert all or any portion of the outstanding principal of the Notes held by such Purchaser together with all unpaid accrued interest on such Notes and any and all unpaid Risk Premium Amount, into fully-paid and non-assessable shares of New Securities, on terms consistent with those of such Future Round.  In addition, each Purchaser has the right, at its option, from and after any Future Convertible Debt Issuance, to convert all or any portion of the outstanding principal of the Notes held by such Purchaser together with all unpaid accrued interest on such Notes and any and all unpaid Risk Premium Amount, into fully-paid and non-assessable shares of New Securities on terms consistent with the conversion provisions of the debt securities issued in such Future Convertible Debt Issuance.  Notwithstanding any provision of this Agreement to the contrary, no New Securities shall be issuable upon conversion of the Notes unless (i) the New Securities issued upon conversion of Notes are issued at or above the greater of the book or market value of the common stock of the Company as of the date of this Agreement (adjusted proportionately in the event that the New Securities are not shares of common stock of the Company or are not convertible into shares of common stock of the Company on a 1:1 basis), (ii) that the issuance of such New Securities upon conversion of Notes will not, (A) if any stockholder at the time of such conversion holds 20% or more of the outstanding common stock of the Company or voting power of the Company’s securities, result in the largest stockholder immediately prior to such conversion ceasing to be the largest stockholder of the Company immediately following such conversion, or, (B) if no stockholder at the time of such conversion holds 20% or more of the outstanding common stock of the Company or voting power of the Company’s securities, result in any stockholder holding 20% or more of the outstanding common stock of the Company or voting power of the Company’s securities immediately following such conversion and (iii) the issuance of such New Securities is in compliance with the Voting Rights Policy of the NASDAQ Stock Market.  In order to exercise this optional conversion privilege, the holder of the Note shall surrender such Note to the Company in connection with the closing of the applicable Future Round or at or following the closing of the applicable Future Convertible Debt Issuance, accompanied by written notice to the Company in the form attached hereto as Exhibit E indicating, the amount of the principal, unpaid accrued interest and/or Risk Premium Amount with respect to which the holder elects to exercise the optional conversion right and, to the extent the Notes are entitled to more than one type of conversion right pursuant to this Section 2.1(d), which types of conversion rights the holder wishes to exercise and in what amounts.  Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of New Securities which shall be issuable on such conversion shall be issued.  Assuming the satisfaction of the conditions specified in clauses (i) through (iii) of the third sentence of this paragraph with respect to the conversions requested in the aggregate by Purchasers in connection with a Future Round and with respect to any individual conversion relating to a Future Convertible Debt Issuance, as promptly as practicable after the surrender of the applicable Note for conversion, the receipt of the notice specified above and the closing of the Future Round or Future Convertible Debt Issuance, as applicable, the Company shall deliver or cause to be delivered at its principal executive office to the holder, or on the holder’s written order, a certificate or certificates for the number of full shares of New Securities issuable upon such conversion, in accordance with the provisions hereof.  If less than the entire outstanding principal amount of the applicable Note is being converted, a new Note shall promptly be issued by the Company and delivered to the applicable Purchaser for the unconverted principal balance and shall be of like tenor as to all terms as the

Note surrendered.  If the conditions specified in clauses (i) through (iii) of the third sentence of this paragraph are not satisfied with respect to the conversions requested in the aggregate by Purchasers in connection with a Future Round or with respect to any individual conversion relating to a Future Convertible Debt Issuance, the Purchasers shall only be entitled to conversion of such Notes to the extent such conversion may be effected in accordance with such conditions (in the event that more than one Purchaser has requested conversion of Notes that, pursuant these conditions, may only be effected in part, such partial right to conversion shall be allocated among them in accordance with their respective Pro Rata Portions) and the Company shall return to each Purchaser Notes representing the balance, following such conversion, of any Notes that such holder that has surrendered it.  For purposes of this Section, (i) the term “New Securities” shall mean, with respect to any Future Round, the shares of common stock (or other new securities) of the Company to be issued in such Future Round, and, with respect to any Future Convertible Debt Issuance, the shares of common stock (or other new securities) of the Company issuable upon conversion of the debt securities of the Company issued in such Future Convertible Debt Issuance; and (ii) the term “Risk Premium Amount” shall mean, with respect to any particular conversion of Notes by any particular Purchaser, the amount, determined at the time of such conversion, of due and payable but unpaid sums owing by the Company to such Purchaser pursuant to the Risk Premium Agreement.

(ii)           No fractional shares of New Securities shall be issuable upon conversion of any Note, but a payment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon such conversion.  Such payment shall be based on the per share purchase price of the New Securities in the Future Round, as specified in the definitive purchase agreement for such Future Round.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  In connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchasers as of the date hereof, and as of the date of the issuance of each Discretionary Note, as follows:

3.1          Due Organization and Authorization.  Each Loan Party’s exact legal name is as set forth in on the signature page hereto and each Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the jurisdiction of its organization as specified on the signature page hereto, has its chief executive office at the location specified on the signature page hereto, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms. The execution, delivery and performance by each Loan Party of each Transaction Document executed or to be executed by it is in each case within such Loan Party’s powers.

3.2          Required Consents.  No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Transaction Documents, except any already obtained.

3.3          No Conflicts.  The entry into, and performance by each Loan Party of, the Transaction Documents will not (a) violate any of the organizational documents of such Loan

Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, claim or encumbrance on any of such Loan Party’s property (except for liens in favor of the Purchasers) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party. As used herein, “Material Agreement” shall mean any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $290,000 per year and (ii) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect.

3.4          Litigation.  Except as set forth on Schedule 3.4, there are no actions, suits, proceedings, and to the best of the Loan Parties’ knowledge, there are no investigations, pending against or affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Transaction Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened.

3.5          Financial Statements.  All financial statements delivered to Purchasers pursuant to this Agreement have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments), and since the date of the most recent audited financial statement, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect except as otherwise disclosed in a report on Form 10-Q or Form 8-K filed with the SEC (as defined below) prior to the date of this Agreement.

3.6          Use of Proceeds.  The proceeds of the Loan shall be used for working capital, capital expenditures and general corporate purposes.

3.7          Collateral.  Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in the Security Agreement.  The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for (a) liens in favor of the Purchasers to secure the obligations to the Purchaser under this Agreement, the Notes and the other Transaction Documents, (b) liens in favor of Senior Agent, on behalf of itself and Senior Lenders, to secure the obligations to them under the Senior Facility, (c) liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the reasonable judgment of Majority Purchasers, the likely risk of the sale, forfeiture or loss of any portion of the Collateral in excess of $290,000 (a “Permitted Contest”), (d) liens existing on the date hereof and set forth on Schedule 3.7 hereto, (e) liens securing Indebtedness permitted under Section 5.2(c) below, provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (f) liens granted pursuant to Contingent and Contractual Arrangements and (g) licenses described in Section 5.3(c) and (d) below (all of such liens described in the foregoing clauses (a) through (g) are called “Permitted Liens”).

3.8           Compliance with Laws.  Each Loan Party is and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it including, without limitation, (a) meeting the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA, (b) no Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and (c) no Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

3.9           Intellectual Property.  The Intellectual Property is and will remain free and clear of all liens, claims and encumbrances of any kind whatsoever, except for (i) liens, claims or encumbrances arising as a result of the litigation described on Schedule 3.4 and (ii) Permitted Liens described in clauses (a), (b), (c)(i) and (g) of Section 3.7.  No Loan Party has nor will it enter into any other agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property is granted to any other party. No Loan Party has any interest in, or title to any patents, trademarks or material licenses that are registered or the subject of pending applications for registrations except (i) as disclosed on Schedule 2 of the Security Agreement, and (ii) patents which have not yet been licensed or published.  Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it without any actual or claimed infringement upon the rights of third parties.

3.10         Taxes; Pension.  All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed with the appropriate governmental authority (other than those tax returns, reports and statements for which a request for extension of the time in which to file has been timely filed by the applicable Loan Party with the applicable governmental authority and such extension has been granted by such governmental authority, in which case such tax returns, reports and statements shall have been filed by such extension date) all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities.  Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party in excess of $290,000, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

3.11         Full Disclosure.  No representation, warranty or other statement made by a Loan Party, or on behalf of a Loan Party by an officer of such Loan Party, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by the Purchasers that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

3.12         Status of Subsidiaries.  Company has no Subsidiaries, whether direct or indirect, other than Helicos Biosciences Securities Corporation, a Massachusetts corporation (“HBSC”).  HBSC has not engaged in any business or own any assets (other than to hold cash and Cash Equivalents in account number 1139758613 located at RBS Citizens, National Association), nor has it incurred any Indebtedness, liens, claims or encumbrances or any other liabilities other than liabilities associated solely with any taxes on HBSC and bank fees associated with HBSC’s bank accounts.

4.             AFFIRMATIVE COVENANTS.  Until the Obligations have been paid in full, the Company no longer has the right to request additional Loans be issued hereunder and this Agreement and the other Transaction Documents have been terminated:

4.1           Good Standing.  Each Loan Party shall (i) maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect and (ii) maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses and approvals, the loss of which could reasonably be expected to have a Material Adverse Effect.  “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the contest otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Company.

4.2           Notice to the Purchasers.  Loan Parties shall provide each Purchaser with (a) notice of any change in the accuracy of any of the representations and warranties provided in Section 3 above, within 50 days of the end of the fiscal quarter in which such change occurs for fiscal quarters ending March 31, June 30 or September 30 and within 95 days of the end of the fiscal quarter in which such change occurs for fiscal quarters ending December 31, or on such other date as may be reasonably requested by any Purchaser, (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within 3 days) after the date on which any officer of a Loan Party obtains knowledge of the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by Company to its securityholders or to any holders of Material Indebtedness, all notices sent to Company or any Loan Party by the holders of such Material Indebtedness, and all documents filed with the Securities and Exchange Commission (“SEC”) or any securities exchange or governmental authority exercising a similar function, promptly, but in any event within 3 days of delivering or receiving such information to or from such persons, (d) a report of any legal actions pending or threatened against Company or any Subsidiary that could result in damages or costs to Company or any Subsidiary of $290,000 or more promptly, but in any event within 3 Business Days, upon receipt of notice thereof, (e) a report of any new applications or registrations that Company has made or filed in respect of any Intellectual Property or a change in status of any outstanding application or registration within 50 days of the end of each fiscal quarter ending March 31, June 30 or September 30 and within 95 days of the end of each fiscal quarter ending December 31, or on such other date as may be reasonably requested by any Purchaser, and (f) copies of all statements, reports and notices delivered to or by a Loan Party in connection with any Material Agreement promptly (but in any event within 3 Business Days) upon receipt thereof.

4.3           Financial Statements.  Company shall deliver to the Purchasers copies of each financial statement, and each certification with respect to such financial statements provided or required to be provided to the Senior Agent or the Senior Lenders under the Senior Facility.  Company shall deliver to the Purchasers (i) as soon as available and in any event not later than 30 days after the end of each fiscal year of Company, an annual budget for Company, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Company, for the current fiscal year, consistent with the past budgets previously provided to the Purchasers and (ii) such budgets, sales projections, or other financial information as any Purchaser may reasonably request from time to time generally prepared by Company in the ordinary course of business.  The Company shall deliver to each Purchaser such financial statements or information as the Company provides to its stockholders simultaneously with the delivery thereof to the stockholders.

4.4           Compliance with Laws; Contracts.  Company will, and will cause each Subsidiary to comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, all applicable environmental laws).

4.5           Insurance.  Company, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to the Majority Purchasers. Company shall deliver to the Purchasers certificates of insurance evidencing such coverage, together with, to the extent requested by the Majority Purchasers, endorsements to such policies naming the Purchasers as a lender loss payee or additional insured, as appropriate, in form and substance reasonably satisfactory to the Majority Purchasers (and, until the Senior Debt has been paid in full in cash, the agent under the Senior Facility). Company appoints each Purchaser as its attorney in-fact to make, settle and adjust all claims under and decisions with respect to Company’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments.  The Purchasers shall not act as Company’s attorney-in-fact unless an Event of Default has occurred and is continuing. The appointment of the Purchasers as Company’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations are indefeasibly paid in full. Proceeds of insurance shall be applied, at the option of Majority Purchasers, to repair or replace the Collateral or to reduce any of the Obligations.

4.6           Taxes.  Company shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.

4.7           Protection of Intellectual Property.  Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its

Intellectual Property to the extent material to the conduct of its business now or heretofore conducted by it or proposed to be conducted by it, (b) promptly, but in any event within 5 Business Days, advise the Purchasers in writing of material infringements of its Intellectual Property, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without the written consent of the Majority Purchasers, and (d) notify the Purchasers promptly, but in any event within 3 days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business may become abandoned or dedicated, or if any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same. Each Loan Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the conditions and obligations to be observed and performed by it thereunder.  None of the Purchasers shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a lien, if any, in such License or the receipt by any Purchaser of any payment relating to any such License.  None of the Purchasers shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.

4.8           Special Collateral Covenants.

(a)           Each Loan Party shall remain in possession of its respective Collateral solely at the location(s) specified on Schedule 4.8 attached hereto; except that the Purchasers shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, (ii) any other Collateral in which the Purchasers’ security interest may be perfected only by possession and (iii) any Collateral after the occurrence of an Event of Default in accordance with this Agreement and the other Transaction Documents.  The Purchasers may inspect (and representatives of any Purchaser may inspect or accompany such Purchaser on any such inspection) any of the Collateral during normal business hours, and in the absence of a Default or an Event of Default, after giving Company reasonable prior notice.  If any Purchaser asks, each Loan Party will promptly notify such Purchaser in writing of the location of any Collateral.

(b)           Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in compliance with manufacturers’ recommendations and all applicable laws.

(c)           The Purchasers do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except (A) to any Purchaser, (B) to the Senior Agent or any Senior Lender as contemplated by the Senior Facility, (C) for maintenance and repair, or (C) for a Permitted Disposition), or (ii) remove any of the Collateral from the continental United States other than (x) Inventory with a value not to exceed $1,150,000 and (y) cash not to exceed $115,000.

(d)           Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Transaction Documents. At its option, any Purchaser may, with the consent of the Majority Purchasers, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Transaction Documents following written notice to the Company. Each Loan Party agrees to reimburse the Purchasers, on demand, all costs and expenses incurred by such Purchasers in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e)           Each Loan Party shall, at all times, keep accurate and complete records of the Collateral, and the Purchasers shall have the right to inspect and make copies of all of Loan Parties’ books and records relating to the Collateral during normal business hours, and in the absence of a Default or an Event of Default, after giving the applicable Loan Parties reasonable prior notice.

(f)            Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, the Purchasers.  The Purchasers, at the direction of the Majority Purchasers, may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, the Purchasers; provided, however, that the Purchasers shall not so notify account debtors except after the occurrence and during the continuation of a Default or Event of Default.

4.9           Further Assurances; Supplemental Disclosure. Each Loan Party shall, upon request of any Purchaser, furnish to the Purchasers such further information, execute and deliver to the Purchasers such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as any Purchaser may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or any of the Transaction Documents for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

4.10         Additional Subsidiaries. Simultaneously with the formation or acquisition of any Subsidiary of any Loan Party, to the extent that such Subsidiary becomes an obligor or provides its assets as security or collateral (whether as a company, a guarantor or otherwise) on account of the Senior Facility, such Subsidiary shall become an obligor and provide its assets as security and collateral on account of this Purchase Agreement and the other Transaction Documents to the same extent (but in all cases, the obligations of such new obligors shall be subject to the Intercreditor Agreement to the same extent as this Agreement is subject thereto.  Notwithstanding the foregoing, (i) this Section 4.10 shall not operate as consent to any formation or acquisition of a Subsidiary that is not expressly permitted under this Agreement and (ii) HBSC shall not be required to guaranty this Agreement or grant a lien in any of its assets.

5.             NEGATIVE COVENANTS.  Until the Obligations have been paid in full, the Company no longer has the right to request Loans hereunder and this Agreement and the other Transaction Documents have been terminated:

5.1           Liens.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any lien, security interest, claim or encumbrance or grant any negative pledges on any Collateral or Intellectual Property, except Permitted Liens.

5.2           Indebtedness.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule 5.2 to this Agreement, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Company or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $290,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to the Majority Purchasers and shall be pledged and delivered to the Purchasers as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, (iii) no Default or Event of Default would occur both before and after giving effect to any such Indebtedness, (e) Indebtedness incurred under any Management Incentive Plan or Contingent and Contractual Arrangement and (f) such other Indebtedness to which the Majority Purchasers have provided their written consent, as determined in their sole discretion.  The term “Indebtedness” shall mean, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors in the ordinary course of business, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person, (x) all indebtedness secured by a lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

5.3           Dispositions.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of Inventory in the ordinary course of business, (b) dispositions by a Loan Party or any of its Subsidiaries of tangible assets for cash and fair value that are no longer used or useful in the business of such Loan Party or such Subsidiary so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $290,000 since the date of the Initial Closing, (c)  non-exclusive licenses for the use of Company’s Intellectual Property in the ordinary course of business, (d) exclusive licenses for the use of Company’s Intellectual Property in the ordinary course of business, so long as, with respect to each such exclusive license, (i) no Default of Event of Default exists at the time of such Transfer, (ii) the license constitutes an arms-length transaction made in connection with a bona fide corporate collaboration in the ordinary course of business and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, (iii) Company delivers 10 Business Days prior written notice and a brief summary of the terms of the license to the Purchasers, (iv) Company delivers to the Purchasers copies of the final executed licensing documents in connection with the license promptly upon consummation of the license, and (v) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement, and (f) dispositions of cash to HBSC so long as (i) no Default or Event of Default exists at the time or after giving effect thereto, and (ii) such cash shall be comprised solely of net cash proceeds of a public offering of common stock or other equity financing, in each case that takes place after the Initial Loan Closing (a “New Equity Offering”).

5.4           Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its name or its state of organization, (b) without 30 days prior written notification to the Purchasers, relocate its chief executive office, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary or (d) without 30 days prior written notification to the Purchasers, change its fiscal year end.

5.5           Mergers or Acquisitions.  No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers of a Subsidiary into Company in which Company is the surviving entity) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity.  Notwithstanding the foregoing, a Loan Party may acquire all or substantially all of the assets or stock of another person or entity (such person or entity, the “Target”) so long as (a) the Purchasers shall receive at least twenty (20) Business Days’ prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition; (b) such acquisition shall only comprise a business, or those assets of a business, substantially of the type engaged in by the Loan Parties as of the date of the Initial Loan Closing; (c) such acquisition shall be consensual and shall have been approved by Target’s board of directors or similar governing body (as applicable); (d) the purchase price paid and/or payable (whether in cash, stock or other form of consideration) in connection with all acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Company and Target) (i) together with any Investments made pursuant to Section 5.7(a)(vi), shall not exceed $4,600,000 in the aggregate for all acquisitions and (ii) if paid in cash, shall be paid solely with the net cash proceeds of a New Equity Offering; (e) the business and assets acquired in such permitted acquisition shall be free and clear of all liens (other than Permitted Liens); (f) at or prior to the closing of any permitted acquisition, the Purchasers will be granted a first priority perfected lien (subject to Permitted Liens) in all assets acquired pursuant thereto or in the assets and stock of

Target, and the Loan Parties and Target shall have executed such documents and taken such actions as may be reasonably required by the Majority Purchasers in connection therewith; (g) on or prior to the date of such acquisition, the Purchasers shall have received, in form and substance reasonably satisfactory to the Majority Purchasers, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Purchasers; (h) at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; (i) the net worth of the Company after giving effect to any such acquisition shall be equal to or better than Company’s net worth prior to such acquisition; and (j) after giving pro forma effect to such acquisition the Cash Burn Amount of Company and its Subsidiaries, on a consolidated basis, shall not exceed the Cash Burn Amount of Company and its Subsidiaries on a consolidated basis prior to giving effect to any such acquisition by more than twenty-three percent (23%) (“Permitted Acquisitions”).  As used herein, “Cash Burn Amount” means, with respect to Company and its consolidated Subsidiaries, as of any date of determination and based on the financial statements most recently delivered to the Purchasers in accordance with this Agreement, the difference between: (1) the quotient of (i) the sum of, without duplication, (A) net income (loss), plus (B) depreciation and amortization, minus (C) nonfinanced capital expenditures, in each case of clauses (A), (B) and (C), for the immediately preceding six (6) month period on a trailing basis, divided by (ii) six (6), minus (2) the quotient of (i) the current portion of interest bearing liabilities due and payable in the immediately succeeding six (6) months divided by (ii) six (6).

5.6           Restricted Payments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any capital stock (other than the payment of dividends to Company, certain cash payments not to exceed $230,000 and non-cash dividends, in each case solely in connection with equity award agreements under the Company’s stock option plan), (b) make any payment in respect of management fees or consulting fees (or similar fees) to any equityholder or other affiliate of Company (other than pursuant to any Management Incentive Plan), or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Company or (d) make any payments on account of intercompany Indebtedness permitted under Section 7.2 (except in accordance with the terms of the applicable Intercompany Note then in effect with respect to such intercompany Indebtedness).

5.7           Investments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity other than (i) to another Loan Party to the extent permitted under the terms and conditions set forth in Section 7.2(e), (ii) Investments existing on the date hereof and set forth on Schedule 5.7 to this Agreement, (iii) Investments in cash, Cash Equivalents and Investments made pursuant to the Company’s Investment policy attached hereto as Exhibit C, (iv) loans or advances to employees of Company or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause shall not exceed $115,000 at any time, (v) investments in HBSC permitted pursuant to Section 5.3(f) and (vi) Investments in the form of joint ventures, partnerships or equity investments so long as such Investments (i) together with any Permitted Acquisitions pursuant to Section 5.5, shall not exceed $4,600,000, (ii) shall be in businesses substantially of the type engaged by such Loan Parties as of the date of the Initial Loan Closing, (iii) if paid in cash, shall be paid solely with the net cash proceeds of a New Equity Offering, (iv) the net worth of the

Company after giving effect to any such Investment shall be equal to or better than Company’s net worth prior to such Investment, and (v) after giving pro forma effect to such Investment the Cash Burn Amount of Company and its Subsidiaries, on a consolidated basis, shall not exceed the Cash Burn Amount of Company and its Subsidiaries on a consolidated basis prior to giving effect to any such Investment by more than twenty-three percent (23%) (collectively, the “Permitted Investments”), or (b) engage in any joint venture or partnership with any other person or entity other than as permitted pursuant to Section 5.7(a)(vi) above. The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) the Majority Purchasers or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days.

5.8           Transactions with Affiliates.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Loan Party or any Subsidiary of a Loan Party except for (i) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction, (ii) any Management Incentive Plan and (iii) the transactions contemplated by this Agreement and the other Transaction Documents.

5.9           Compliance.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (a) through and including (d) of Section 5.8 herein, (b) use any portion of the Loans to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation applicable to it.

5.10         Intentionally Omitted.

5.11         Helicos Biosciences Securities Corporation.  HBSC shall not engage in any trade or business, or own any assets (other than cash and Cash Equivalents in account number 1139758613 located at RBS Citizens, National Association) or incur any Indebtedness, Liens or any other liabilities other than liabilities associated solely with any taxes on HBSC and bank fees associated with HBSC’s bank accounts.

6.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

In connection with the transactions provided for herein, each Purchaser hereby represents and warrants to the Company as follows:

6.1                               Authorization.  Such Purchaser is validly existing and has the requisite power and authority to execute and deliver each Transaction Document to which it is a party. Each of this Agreement and the Security Agreement has been, and in the case of each Note will be on the date of issuance, duly executed and delivered by such Purchaser, and constitutes the valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2                               Purchase Entirely for Own Account.  Such Purchaser acknowledges that this Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company that the Notes will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes.

6.3                               Disclosure of Information.  Such Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Notes.  Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes.

6.4                               Investment Experience.  Such Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes.

6.5                               Accredited Investor.  Such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and has not been organized solely for the purpose of acquiring any of the Notes.

6.6                               Restricted Securities.  Such Purchaser understands that the Notes are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction or transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.  Such Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

6.7                               Legends.  It is understood that the Notes may bear the following legend, as well as other legends:

“THIS SUBORDINATED SECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

7.                                      EVENTS OF DEFAULT AND REMEDIES.

7.1                               Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                 Failure to Pay.  Any Loan Party shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of 3 days after the due date thereof (other than on the Maturity Date).

(b)                                 Failure to Observe or Perform Covenants or Agreements.  (i) Any Loan Party breaches any of its obligations under Section 4.1 (solely as it relates to maintaining its existence), Section 4.2, Section 4.3, Section 4.4, or Article 5, or (ii) Any Loan Party breaches any of its other obligations under any of the Transaction Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Company from any Purchaser.

(c)                                  Incorrectness of any Representation or Warranty.  Any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Transaction Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect (provided, that if such representation or warranty (i) relates to a specific date it shall be true and correct as of such date and (ii) contains a materiality qualifier, it shall be true and correct in all respects); and provided further that solely with respect to any Loan Party’s breach of Section 4.1 solely as a result of such Loan Party’s failure to be in good standing in its applicable jurisdiction of incorporation or formation, such Loan Party shall have 5 Business Days in which to cure such default (for the avoidance of doubt this cure period shall not apply to any Loan Party’s representation with respect to existence or due organization or any other representation or warranty in this Agreement).

(d)                                 Attachment.  Any portion of the Collateral in excess of $290,000 is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any portion of the Collateral in excess of $290,000, which in the good faith judgment of the Majority Purchasers subjects any portion of the Collateral in excess of $290,000 to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk.

(e)                                  Judgments, et al.  One or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $290,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 20 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof.

(f)                                   Bankruptcy or Insolvency, et al.  (i) Any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (ii) Any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) above.

(g)                                  Material Adverse Change.  An event or development occurs which could reasonably be expected to have a Material Adverse Effect.

(h)                                 Failure of this Agreement or Any Other Transaction Documents.  (i) Any provision of any Transaction Document shall fail to be valid and binding on, or enforceable against, a Loan Party party thereto, or (ii) Any Transaction Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any portion of the Collateral in excess of $250,000 purported to be covered thereby or such security interest shall fail or cease to be a perfected lien with the priority required in the relevant Transaction Document, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred.

(i)                                     Cross-Defaults.  (i) Any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein), (ii) (A) Any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $290,000 (other than the Indebtedness under the Senior Facility) (“Material Indebtedness”), (B) Any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) Any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) Company or any Subsidiary defaults under any obligation for payments due under any lease agreement in excess of $50,000; provided, however, that to the extent and for so long as the Senior Agent and the Senior Lenders have consented and agreed to any such defaults under Section 3(k) of the Senior Facility Fourth Amendment, such defaults shall not constitute a breach of this clause (i).

(j)                                    Change in Control.  A Change in Control of the Company shall have occurred.

(k)                                 Acceleration of Senior Debt.  Obligations under the Senior Debt shall have been accelerated or the Senior Agent or any of the Senior Lenders shall have commenced the taking of any action to setoff against, sweep, or otherwise exercise any rights or remedies against any deposit account or securities account of the Company.

(l)                                     Cease Operations.  The Company shall cease operations, or shall take any action to authorize or affect any of the foregoing.

7.2                               Remedies.  Upon the occurrence of an Event of Default, but subject to the terms and conditions of the Intercreditor Agreement, at the option and upon the declaration of the Majority Purchasers, or automatically if any Event of Default under Section 7.1(f) hereof occurs, the entire unpaid principal and accrued and unpaid interest on such Note shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and such holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Note and exercise any and all other remedies granted to it at law, in equity or otherwise (provided that any remedies available pursuant the Security Agreement shall be exercised in accordance with the terms thereof).

8.                                      MISCELLANEOUS.

8.1                               Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that (i) the Company may not assign its obligations under this Agreement without the written consent of the Majority Purchasers and (ii) except while an Event of Default has occurred and is continuing, no Purchaser may assign its obligations under this Agreement other than to its Affiliates (which, for the avoidance of doubt, shall include any management company of a Purchaser that is a venture capital fund) without the written consent of the Company.  For the avoidance of doubt, it shall be understood that any Purchaser may assign, without the consent of any party hereto, all or any part of its rights and obligations under this Agreement to any of its Affiliates, including its rights and obligations to purchase any Committed Notes or Discretionary Notes.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2                               Governing Law.  This Agreement and the Notes shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

8.3                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5                               Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) on the date of the sender’s receipt of confirmation of proper transmission if sent by facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 8.5):

If to the Company:

HELICOS BIOSCIENCES CORPORATION.

One Kendall Square

Suite 7301

Cambridge, MA 02139

Attention:  Chief Financial Officer

With a copy, delivery of which shall not constitute notice to the Company, to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention:                Stuart Cable, Esq.

James Matarese, Esq.

If to Purchasers:

At the respective addresses shown on the Schedule of Purchasers (provided that for Purchasers sharing a single address as shown on the Schedule of Purchasers, delivery of a single notice or other communication, as applicable, addressed to all such Purchasers, to such address in accordance with the remainder of this Section 8.5, shall be sufficient to for compliance with this Section 8.5), with a copy, delivery of which shall not constitute notice to any Purchaser hereunder, to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:  Philip P. Rossetti, Esq.

Facsimile:  617-526-5000.

8.6                               Entire Agreement; Amendments and Waivers.  The Transaction Documents and the other documents delivered pursuant hereto or thereto constitute the full and entire understanding and agreement between and among the parties with regard to the subjects hereof and thereof.  The Company’s agreements with each of the Purchasers are separate agreements, and the sales of the Notes to each of the Purchasers are separate sales.  Notwithstanding anything to the contrary set forth herein, any term of this Agreement or any other Transaction Document (including, without limitation, each Note) may be amended and the observance of any term of this Agreement or any other Transaction Document (including, without limitation, each Note) may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Purchasers and any such amendment or waiver shall be binding on all Purchasers.  Any waiver or amendment effected in accordance with this Section 8.6 shall be binding upon each party to this Agreement and any holder of any Notes acquired under this Agreement at the time outstanding and each future holder of any such Notes.  No amendment to or waiver of any provision of any Note shall be made unless such amendment or waiver is made with respect to all the Notes.

8.7                               Effect of Amendment or Waiver.  Each Purchaser acknowledges and agrees that by the operation of Section 8.6 hereof and subject to the terms thereof, the Majority Purchasers shall have the right and power to diminish or eliminate all rights of such Purchaser under this Agreement, the Security Agreement, each Note issued to such Purchaser and the other Transaction Documents; provided, however,  no amendment, waiver or consent shall (a) extend or increase the commitment of a Purchaser without the written consent of such Purchaser whose commitment is being extended or increased, (b) postpone any date fixed by this Agreement or any other Transaction Document for any payment of principal, interest, fees or other amounts due to the Purchasers without the written consent of each Purchaser entitled to receive such payment, (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Purchaser entitled to receive such amount, or (d) change any provision of this Section 8.7 or the definition of “Majority Purchasers” without the written consent of each Purchaser directly affected thereby.

8.8                               Exculpation Among Purchasers.  Each Purchaser acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company.  Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents, shareholders or employees of any other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Notes.

8.9                               Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.10                        Indemnity; Costs, Expenses and Attorneys’ Fees.  The Company shall pay all costs and expenses that each Purchaser incurs with respect to the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof.  The Company shall pay all reasonable costs and expenses that each Purchaser incurs in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section, (B) in connection with the Loans made hereunder, or (C) in connection with the Risk Premium Agreement, including in each case all such reasonable out of pocket expenses incurred during any workout, restructuring or negotiations in respect thereof.  The Company shall indemnify and hold each Purchaser harmless from any loss, cost, liability and legal or other expense, including reasonable attorneys’ fees of such Purchaser’s counsel, which a Purchaser may directly or indirectly suffer or incur by reason of the failure of the Company to perform any of its obligations under this Agreement, any Note, the Security Agreement, any other Transaction Document or any other agreement or instrument executed in connection herewith or therewith, any grant of or exercise of remedies, or any Purchaser’s execution or performance of this Agreement, any Transaction Document or any agreement executed in connection herewith or therewith.

8.11                        Further Assurance.  From time to time, the Company shall execute and deliver to the Purchasers such additional documents and shall provide such additional information to the Purchasers as any Purchaser may reasonably require to carry out the terms of this Agreement, the Notes, the Security Agreement and any other agreements executed in connection herewith or therewith.

8.12                        Waiver of Jury Trial.  TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.13                        Pari Passu Interest.  The Company and the Purchasers acknowledge and agree that the payment of all or any portion of the outstanding principal amount of any Notes and all interest or any premium thereon shall be pari passu in right of payment and in all other respects to all of the other Notes issued hereunder.  In the event a Purchaser receives payments in excess of its Pro Rata Portion of the Company’s payments to the Purchasers of all of the Notes pursuant to such repayment, then such Purchaser shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Subordinated Secured Note Purchase Agreement as an instrument under seal as of the date first above written.

COMPANY:

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Ivan Trifunovich
Name: Ivan Trifunovich
Title: Chairman, President and Chief Executive Officer

Jurisdiction of Organization: Delaware
Chief Executive Office:
One Kendall Square
Suite 7301
Cambridge, MA 02139

[Signature Page to Note Purchase Agreement]

PURCHASERS:

APPLIED GENOMIC TECHNOLOGY CAPITAL FUND, L.P.;
AGTC ADVISORS FUND, L.P.
Each by AGTC Partners, L.P., its General Partner
By NewcoGen Group Inc. its General Partner

By:	/s/ Noubar Afeyan
Name: Noubar Afeyan
Title: President

Notice Address:

One Memorial Drive, Seventh Floor
Cambridge, MA 02142
Attn:

NEWCOGEN GROUP LLC;
NEWCOGEN EQUITY INVESTORS LLC;
NEWCOGEN-ELAN LLC;
NEWCOGEN-PE LLC;
NEWCOGEN-LONG REIGN HOLDING LLC;
ST NEWCOGEN LLC

Each by its Manager NewcoGen Group Inc.

By:	/s/ Noubar Afeyan
Name: Noubar Afeyan
Title: President

Notice Address:

One Memorial Drive, Seventh Floor
Cambridge, MA 02142
Attn:

[Signature Page to Note Purchase Agreement]

PURCHASERS:

FLAGSHIP VENTURES FUND 2004, L.P.

By its General Partner
Flagship Ventures General Partner LLC

By:	/s/ Noubar Afeyan
Manager

Notice Address:
One Memorial Drive, Seventh Floor
Cambridge, MA 02142
Attn:

[Signature Page to Note Purchase Agreement]

PURCHASERS:

ATLAS VENTURE FUND VI, L.P.
ATLAS VENTURE ENTREPRENEURS’ FUND VI, L.P.
By:	Atlas Venture Associates VI, L.P.
Their General Partner
By:	Atlas Venture Associates VI, Inc.
Its General Partner

By:	/s/ Kristen Laguerre
Name: Kristen Laguerre
Title: Vice President

Notice Address:

25 First Street, Suite 303
Cambridge, MA 02141
Attention: General Counsel

ATLAS VENTURE FUND VI, GMBH & CO. KG
By:	Atlas Venture Associates VI, L.P.
Its Managing Limited Partner
By:	Atlas Venture Associates VI, Inc.
Its General Partner

By:	/s/ Kristen Laguerre
Name: Kristen Laguerre
Title: Vice President

Notice Address:

25 First Street, Suite 303
Cambridge, MA 02141
Attention: General Counsel

[Signature Page to Note Purchase Agreement]

PURCHASERS:

ATLAS VENTURE FUND V, L.P.
ATLAS VENTURE ENTREPRENEURS’ FUND V, L.P.
By:	Atlas Venture Associates V, L.P.
Their General Partner
By:	Atlas Venture Associates V, Inc.
Its General Partner

By:	/s/ Kristen Laguerre
Name: Kristen Laguerre
Title: Vice President

Notice Address:

25 First Street, Suite 303
Cambridge, MA 02141

Attention: General Counsel

[Signature Page to Note Purchase Agreement]

SCHEDULE 1

SCHEDULE OF PURCHASERS

A.            Purchasers

Purchaser	Pro Rata Portion	Aggregate Discretionary Note Amount	Initial Closing Amount
APPLIED GENOMIC TECHNOLOGY CAPITAL FUND, L.P.	27.70016%	$554,003.20	$92,333.87
AGTC ADVISORS FUND, L.P.	1.662093%	$33,241.86	$5,540.31
NEWCOGEN GROUP LLC	3.533979%	$70,679.58	$11,779.93
NEWCOGEN EQUITY INVESTORS LLC	3.226449%	$64,528.97	$10,754.83
NEWCOGEN-ELAN LLC	0.230652%	$4,613.04	$768.84
NEWCOGEN-PE LLC	0.889356%	$17,787.12	$2,964.52
NEWCOGEN-LONG REIGN HOLDING LLC	0.183516%	$3,670.32	$611.72
ST NEWCOGEN LLC	0.183393%	$3,667.86	$611.31
FLAGSHIP VENTURES FUND 2004, L.P.	12.390402%	$247,808.03	$41,301.34
ATLAS VENTURE FUND V, L.P.	19.736842105409%	$394,736.83	$65,789.48
ATLAS VENTURE ENTREPRENEURS’ FUND V, L.P.	0.263157894591%	$5,263.16	$877.19
ATLAS VENTURE FUND VI, L.P.	28.601635137276%	$572,032.69	$95,338.79
ATLAS VENTURE FUND VI, GMBH & CO. KG	0.523711020282%	$10,474.22	$1,745.70
ATLAS VENTURE ENTREPRENEURS’ FUND VI, L.P.	0.874653842442%	$17,493.08	$2,915.51
TOTAL:	100%	$1,999,999.96	$333,333.34

SCHEDULE 2.1(b)(i)

LIST OF CONDITIONS TO INITIAL LOAN CLOSING

(a)           Company shall have duly executed and delivered to Purchasers the Agreement, the Committed Notes to be issued at the Initial Loan Closing and the Risk Premium Agreement.

(b)           Company shall have delivered or caused to be delivered to Purchasers:

(i)            a certificate of the Secretary of the Company, certifying (a) that the authorized officers of the Company have the authority to execute, deliver, and perform their obligations under each of the Transaction Documents; (b) that attached to such certificate is a true, correct, and complete copy of the resolutions of the board of directors of the Company then in full force and effect authorizing and ratifying the execution, delivery, and performance by such authorized officers of the Transaction Documents, (c) the names of the authorized officers authorized to execute the Transaction Documents on behalf of the Company, together with a sample of the true signatures of such authorized officers, (d) that attached to such certificate is a true, correct, and complete copy of the by-laws of the Company then in full force and effect; and (e) that attached to such certificate is a true, correct, and complete copy of the Certificate of Incorporation of the Company then in full force and effect and as certified by the Secretary of State of Delaware;

(ii)           certificate of good standing of Company as of a date acceptable to the Majority Purchasers from the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware;

(iii)          reimbursement for Purchasers’ out-of-pocket expenses (including reasonable attorney’s fees) incurred in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents;

(iv)          opinion of counsel to Company, in form and substance acceptable to the Majority Purchasers and their counsel;

(v)           an executed and effective Waiver, Consent and Fourth Amendment to the Senior Facility, which restructures the payment obligations under the Senior Facility on terms and conditions acceptable to the Purchasers, in their sole discretion;

(vii)         the executed Intercreditor Agreement;

(viii)        a certificate of an officer of the Company certifying that (i) each of the conditions set forth in Schedules 2.1(b)(i) and 2.1(b)(ii) of this Agreement have been satisfied, (ii) each of the representations and warranties set forth in Section 3 of this Agreement is true and correct, (iii) after giving effect to this Agreement and the other Transaction Documents, and the initial Loans being made at the Initial Loan Closing, no Event of Default exists, and (iv) attached thereto are true, correct and complete copies of the Senior Facility and the Senior Facility Amendment (referenced below) as in effect at the Initial Loan Closing;

(ix)           an executed and effective amendment to the Amended and Restated Investor Rights Agreement, dated as of March 1, 2006, by and between the Company and the Investors specified therein in the form attached hereto as Exhibit F; and

(x)            an executed Intellectual Property Security Agreement in the form attached hereto as Exhibit G.

SCHEDULE 2.1(b)(ii)

LIST OF CONDITIONS TO ADDITIONAL COMMITTED LOAN CLOSINGS

(a)           The Company shall have delivered to the Purchasers (i) a Notice and (ii) the applicable executed Committed Notes.

(b)           At the time of, and immediately after giving effect to, such Loan, no Default or Event of Default shall have occurred and be continuing that either automatically triggers, or pursuant to which Senior Agent or any of the Senior Lenders shall have commenced either (x) the acceleration of the Senior Debt or (y) the taking of any action to setoff against, sweep, or otherwise exercise any rights or remedies against any deposit account or securities account of the Company.

(c)           At the time of, and immediately after giving effect to, such Loan no event described in Section 7.1(f) of the Agreement shall have occurred and be continuing.

SCHEDULE 2.1(b)(iii)

LIST OF CONDITIONS TO ADDITIONAL DISCRETIONARY LOAN CLOSINGS

Such conditions, certificates, instruments and agreements as the Purchasers in their sole discretion shall require.

NOTWITHSTANDING THE FULFILLMENT OF ANY OR ALL OF THE FOREGOING CONDITIONS AND/OR THE COMPLIANCE BY THE COMPANY WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE COMPANY ACKNOWLEDGES AND AGREES THAT THE PURCHASERS HAVE NO COMMITMENT TO PURCHASE ANY DISCRETIONARY NOTE OR MAKE ANY OTHER EXTENSION OF CREDIT AS A DISCRETIONARY NOTE PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE PURCHASE OF SUCH DISCRETIONARY NOTES BY ANY PURCHASER SHALL AT ALL TIMES BE IN THE SOLE AND ABSOLUTE DISCRETION OF SUCH PURCHASER.

EXHIBIT A

FORM OF NOTE

THIS INSTRUMENT AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND ANY LIENS OR OTHER SECURITY INTERESTS SECURING SUCH RIGHTS AND OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF NOVEMBER 16, 2010, BY AND AMONG THE SUBORDINATED CREDITORS IDENTIFIED THEREIN AND GENERAL ELECTRIC CAPITAL CORPORATION IN ITS CAPACITY AS AGENT FOR CERTAIN LENDERS (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, “SENIOR CREDITOR AGENT”), TO CERTAIN INDEBTEDNESS, RIGHTS, AND OBLIGATIONS OF HELICOS BIOSCIENCES CORPORATION TO SENIOR CREDITOR AGENT AND SENIOR CREDITOR (AS DEFINED THEREIN) AND LIENS AND SECURITY INTERESTS OF SENIOR CREDITOR AGENT SECURING THE SAME ALL AS DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER AND TRANSFEREE OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS SUBORDINATED SECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

SUBORDINATED SECURED PROMISSORY NOTE

No. N-[ ]	Date of Issuance
$[ ]	[Month Day, Year]

FOR VALUE RECEIVED, HELICOS BIOSCIENCES CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay                                                            (the “Purchaser”), the principal sum of [AMOUNT IN WORDS Dollars and [AMOUNT] Cents ($                      ), together with interest thereon from the date of this Note.  Interest shall accrue at a rate set forth in the Purchase Agreement, calculated as set forth in the Purchase Agreement.  Notwithstanding anything herein or in the Subordinated Secured Note Purchase Agreement, dated as of November     , 2010, by and between the Company, the Purchaser and the other purchasers party thereto (the “Purchase Agreement”), the principal and accrued interest shall be due and payable by the Company upon the occurrence of the Maturity Date.

This Note is one of the Notes issued pursuant to the Purchase Agreement, and capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement.

1.             Payment.  All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company.  Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal.  The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2.             Security.  This Note is secured under the Security Agreement, entered into concurrently with execution and delivery of the Purchase Agreement.  Reference is hereby made to the Security Agreement for a description of the nature and extent of the security for this Note and the rights with respect to such security of the holder of this Note.

3.             Conversion. This Note shall be subject to conversion as set forth in Section 2.1(d) of the Purchase Agreement.

4.             Amendments and Waivers; Resolutions of Dispute; Notice.  The provisions of the Purchase Agreement shall govern any amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice.

5.             Successors and Assigns.  This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note except as provided in the Purchase Agreement.  Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee.  Upon transfer in accordance with this Section 4, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.  The Purchaser and any subsequent holder of this Note receive this Note subject to the foregoing terms and conditions, and agree to comply with the foregoing terms and conditions.

6.             Expenses.  The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note (“Costs”) in collecting any amounts payable hereunder which are not paid when due, whether by declaration or otherwise.  The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights.  The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

7.             Governing Law.  This Note shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

Executed as in instrument under seal.

HELICOS BIOSCIENCES CORPORATION

By:
Name:
Title: